Exhibit 99.1
TRANSACT TECHNOLOGIES REPORTS
THIRD QUARTER 2007 RESULTS
Board Authorizes Expanded Stock Repurchase Program
Hamden, CT, November 7, 2007 — TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three and nine months ended September 30, 2007.
Revenues for the third quarter of 2007 were $11.7 million compared to $15.3 million in the same period a year ago. The Company recorded a GAAP net loss of $1.0 million in the third quarter of 2007, compared to GAAP net income of $1.0 million in the same period of 2006. The GAAP net loss per share for the three months ended September 30, 2007 was $(0.11) per diluted share compared to GAAP net income of $0.10 per diluted share in the same period a year ago. The GAAP results for the third quarter of 2007 include approximately $1.5 million of legal fees related to the ongoing litigation against FutureLogic, Inc. and a charge of approximately $110,000 for severance related to the previously announced business structure change. Excluding these items, pro forma net loss in the third quarter of 2007 was approximately $17,000, or $0.00 per diluted share.
Revenues for the nine months ended September 30, 2007 were $37.2 million compared to $48.6 million in the same period a year ago. The Company recorded a GAAP net loss for the first nine months of 2007 of $1.0 million compared to GAAP net income of $2.9 million in the first nine months of 2006. The GAAP net loss per share for the first nine months of 2007 was $(0.10) per diluted share compared to GAAP net income of $0.30 per diluted share in the same period a year ago. The GAAP results for the first nine months of 2007 include approximately $1.7 million of legal fees related to the ongoing litigation against FutureLogic, Inc. and a charge of approximately $110,000 for severance related to the previously announced business structure change. Excluding these items, pro forma net income in the first nine months of 2007 was $0.1 million, or $0.01 per diluted share. For further information regarding the presentation of pro forma non-GAAP financial measures, please refer to the “Financial Presentation” paragraph below.
Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, “The third quarter of 2007 continued to be impacted by the slowdown in the domestic casino market, lower sales of our casino printer in Australia as this market gets ready for the ticket-in, ticket-out conversion, historically low sales to our lottery customer, and no new banking deals. In each case we believe 2008 presents a much brighter picture for TransAct. Having already received approximately $7.7 million in thermal lottery printer orders for shipment in 2008, we believe that the growth of our lottery printer sales will have a positive impact on our financial results next year. Furthermore, we believe the softness we are experiencing in the domestic casino market could be nearing an end as server-based gaming becomes a reality and ‘off-premise gaming’ takes hold internationally.”

Mr. Shuldman continued, “We recognize that we are spending a significant amount of money defending ourselves in the lawsuit initiated by FutureLogic who is attempting, among other things, to invalidate our patents. As part of the litigation, we are also taking steps to protect and enforce our dual port technology patents that we believe could be important to the gaming industry as it moves to server-based gaming. The lawsuit is moving very quickly and we are pleased with the results of the case so far. The trial has been scheduled on an accelerated basis for June 2008. We have incurred higher legal fees than anticipated in 2007 as a result of the accelerated schedule. We remain confident in the integrity and importance of our patents and their value to our shareholders.”
Mr. Shuldman concluded, “Our Board of Directors recently approved a two-year extension of our stock repurchase program to March 31, 2010 with authorization to now repurchase up to $15 million of our common stock – an increase from the initial $10 million authorization. This action underscores the optimism we have in our prospects for 2008, the strength of our debt free balance sheet, and the projected $600,000 in cost savings we expect to achieve in 2008 based on the restructuring actions we completed in the third quarter of 2007.”
Financial Presentation
The Company has provided pro forma non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct’s core operations. The pro forma non-GAAP measures exclude the effect in the three and nine months ended September 30, 2007 of legal fees related to the lawsuit with FutureLogic, Inc. and severance associated with the termination of certain employees. These items have been excluded from pro forma non-GAAP financial measures, as management does not believe that they are representative of underlying trends in the Company’s performance. Their exclusion provides investors and others with additional information to more readily assess the Company’s operating results. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company’s core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.
Investor Conference Call / Webcast Details
TransAct will review detailed third quarter 2007 results during a conference call today at 5:00PM ET. The conference call-in number is 201-689-8471. A replay of the call will be available from 8:00PM ET on Wednesday, November 7 through midnight ET on Wednesday, November 14 by telephone at 201-612-7415. The account number to access the replay is 3055 and the password is 258748. Investors can also access the conference call via a live webcast on the Company’s Web site at www.transact-tech.com. A replay of the call will be archived on that Web site for one week.
About TransAct Technologies Incorporated
TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale. Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced. TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over two million printers installed around the world. TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Hamden, CT. For more information on TransAct, visit www.transact-tech.com or call 203-859-6800.

Contacts:
Steven DeMartino, Chief Financial Officer, 203-859-6810
or David Pasquale, 646-536-7006 with The Ruth Group
# # #
Forward-Looking Statements:
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company’s products in the United States or abroad; risks associated with potential future acquisitions; and the outcome of the lawsuit between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
(In thousands, except per share data)	September 30,
	2007				2006
	GAAP	Adjust-		Pro Forma	GAAP
	Basis	ments		Basis	Basis
Net sales	$11,737	$—		$11,737	$15,276
Cost of sales	7,852	—		7,852	9,838

Gross profit	3,885	—		3,885	5,438

Operating expenses:
Engineering, design and product development	791	—		791	621
Selling and marketing	1,618	—		1,618	1,593
General and administrative	3,189	(1,635	) a	1,554	1,671
Business consolidation and restructuring	—	—		—	—

	5,598	(1,635)		3,963	3,885

Operating income (loss)	(1,713)	1,635		(78)	1,553

Other income (expense):
Interest, net	20	—		20	25
Other, net	(8)	—		(8)	(55)

	12	—		12	(30)

Income (loss) before income taxes	(1,701)	1,635		(66)	1,523
Income tax provision (benefit)	(685)	636	b	(49)	504

Net income (loss)	$(1,016)	$999		$(17)	$1,019

Net income (loss) per share:
Basic	$(0.11)			$0.00	$0.11
Diluted	$(0.11)			$0.00	$0.10

Shares used in per share calculation:
Basic	9,364			9,364	9,623
Diluted	9,364			9,364	9,898

a	Legal expenses of $1,525 related to the lawsuit with FutureLogic, Inc. and severance charge of $110 associated with the termination of certain employees.

b	The tax effect on the adjustments was calculated using an effective tax rate of 38.9%.

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine months ended
(In thousands, except per share data)	September 30,
	2007				2006
	GAAP	Adjust-		Pro Forma	GAAP
	Basis	ments		Basis	Basis
Net sales	$37,152	$—		$37,152	$48,615
Cost of sales	24,574	—		24,574	31,744

Gross profit	12,578	—		12,578	16,871

Operating expenses:
Engineering, design and product development	2,284	—		2,284	2,151
Selling and marketing	4,968	—		4,968	4,884
General and administrative	7,061	(1,810	) c	5,251	5,271
Business consolidation and restructuring	12	—		12	—

	14,325	(1,810)		12,515	12,306

Operating income (loss)	(1,747)	1,810		63	4,565

Other income (expense):
Interest, net	58	—		58	62
Other, net	4	—		4	(137)

	62	—		62	(75)

Income (loss) before income taxes	(1,685)	1,810		125	4,490
Income tax provision (benefit)	(730)	753	d	23	1,557

Net income (loss)	$(955)	$1,057		$102	$2,933

Net income (loss) per share:
Basic	$(0.10)			$0.01	$0.31
Diluted	$(0.10)			$0.01	$0.30

Shares used in per share calculation:
Basic	9,390			9,390	9,588
Diluted	9,390			9,594	9,898

c	Legal expenses of $1,700 related to the lawsuit with FutureLogic, Inc. and severance charge of $110 associated with the termination of certain employees.

d	The tax effect on the adjustments was calculated using an effective tax rate of 41.6%.
SUPPLEMENTAL INFORMATION — SALES BY SALES UNIT:

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Banking and point-of-sale	$2,981	$3,606	$8,705	$12,718
Gaming and lottery	5,801	8,495	18,582	26,283
TransAct services group	2,955	3,175	9,865	9,614

Total net sales	$11,737	$15,276	$37,152	$48,615

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(In thousands)	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$3,322	$3,436
Receivables, net	7,244	11,422
Inventories	8,985	7,567
Refundable income taxes	206	42
Deferred tax assets	1,650	2,167
Other current assets	408	506

Total current assets	21,815	25,140

Fixed assets, net	6,572	5,938
Goodwill, net	1,469	1,469
Deferred tax assets	2,342	542
Intangibles and other assets	521	617

	10,904	8,566

Total assets	$32,719	$33,706

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$4,898	$3,997
Accrued liabilities	3,322	3,796
Accrued restructuring expenses	—	315
Deferred revenue	374	389

Total current liabilities	8,594	8,497

Deferred revenue, net of current portion	261	508
Accrued warranty, net of current portion	102	160
Accrued rent	515	251
Other liabilities	105	—

	983	919

Total liabilities	9,577	9,416

Shareholders’ equity:
Common stock	104	104
Additional paid-in capital	19,822	19,105
Retained earnings	10,768	11,405
Accumulated other comprehensive income	206	168
Treasury stock	(7,758)	(6,492)

Total shareholders’ equity	23,142	24,290

	$32,719	$33,706